Exhibit 99.1

Signature Exploration and Production Corp. Expects Drilling to Commence Soon on Frio Sands Target in South Texas

HOUSTON, TX -- (Marketwire) – 11/02/10 -- Signature Exploration and Production Corporation (OTCBB: SXLP), an independent energy company engaged in the exploration, development, exploitation and acquisition of oil and natural gas properties in the U.S., announced today that a drilling contract has been signed and drilling permits have been submitted to begin drilling a 13,800 foot test well on the 1,043 net acre Frio Sand target leased in South Texas.

The target was identified through the acquisition of a 303 sq. mile 3D seismic database. Signature Exploration and Production currently owns a 10% working interest with an option of 10% on additional wells on the prospect.

"The Frio formation, a sandstone interval, is one of the most prolific producers in South Texas," said Steven Weldon, Chairman and CEO of Signature Exploration and Production Corp.  “Given the size and multiple pay zones, we anticipate this to be a high producing well.”

The Kenedy Prospect is located on 1,043 acres located in Kenedy County, Texas. This drill-ready prospect is a four way anticline with the potential of multiple pay Frio Sands. The Frio zones generally have higher permeability and porosity that lead to higher flow rates.

About Signature Exploration and Production Corp.

Signature Exploration and Production Corp. is an independent energy company engaged in the exploration, development, exploitation and acquisition of on-shore oil and natural gas properties in conventional producing areas along the gulf coast of Texas. Management's strategy is to continue making acquisitions of select properties that have been identified as economically attractive, technically and geologically sound and have significant upside potential.

This news release contains forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities and Exchange Act of 1934, as amended. Statements in this news release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. These statements involve risks and uncertainties, which could cause actual results to differ materially from those in the forward-looking statements contained herein. Such risks and uncertainties may include, but are not limited to, the impact of oil and gas prices, the ability to manage growth and acquisitions, equipment or human resources, the effect of economic and business conditions, the ability to attract and retain skilled personnel and factors outside the control of the Company. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company's periodic reports filed from time-to-time with the United States Securities and Exchange Commission. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Visit www.signatureexploration.com for more information contact:

Steven Weldon
info@signatureexploration.com
888.895.3594